EX – 10.1

SUMMARY OF COMMERCE ENERGY GROUP, INC.
MANAGEMENT BONUS PROGRAM FOR 2005

On February 23, 2005 the Compensation Committee of the Board of Directors of Commerce Energy Group, Inc. (the “Company”) adopted the Commerce Energy Group, Inc. Management Bonus Program for the fiscal year ending July 31, 2005 (the “2005 Bonus Program”). Under 2005 Bonus Program, the Company’s executive officers and other management employees will be entitled to a cash bonus after completion of the fiscal year ending July 31, 2005 (“fiscal 2005”) if pre-established levels of performance under designated criteria are met or exceeded for the fiscal year. The financial performance goals are based on the Company’s attainment of either (a) a certain level of pre-tax net income or (b) a certain market price for the Company’s common stock. Under the 2005 Performance Bonus Program, the Company will establish a bonus pool ranging from zero to 15% of the Company’s pre-tax net income, depending on the level of the Company’s pre-tax net income for fiscal 2005. The bonus pool will be allocated to participants in the 2005 Bonus Program according to a formula based primarily on each participant’s base salary.